Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services to Reclassify Expense Item
Incurred in 2006 First Quarter
BATON ROUGE, LA. — (July 12, 2006) — H&E Equipment Services, Inc. (the “Company”, “we”, “us” or “our”) (NASDAQ:HEES) announced today that it will restate its unaudited interim financial statements for the quarterly period ended March 31, 2006 to reflect the reclassification of a one-time, nonrecurring payment, as further described below, made in connection with the Company’s recently completed initial public offering of common stock.
     The payment that is the subject of the correction is the previously reported $8.0 million payment that we made in connection with our initial public offering of our common stock in February 2006 to terminate our management services agreement with affiliates of two of our principal stockholders. Management accounted for this payment as a direct cost of the Company’s initial public offering, and as such, the payment was reflected as a charge to stockholders’ equity in the Company’s unaudited interim financial statements for the three months ended March 31, 2006. Management has concluded, after further review and discussion with its auditors, that the termination fee should not be accounted for as a direct cost of the initial public offering and should instead be reflected as an expense on the Company’s consolidated income statement for the three months ended March 31, 2006. Total revenues and gross profit as previously reported are not affected by the correction. However, the Company estimates that correcting this one-time payment as a selling, general and administrative (“SG&A”) expense on its unaudited interim consolidated income statement for the three months ended March 31, 2006 will have the following principal effects:
     •    SG&A will increase from the previously reported $33.0 million to approximately $41.0 million;
     •    Net income will decrease from the previously reported $9.9 million to approximately $3.9 million;

     •    Earnings per common share will decrease from the previously reported $0.29 per share to $0.12 per share; and
     •    EBITDA will decrease from the previously announced $41.6 million to approximately $33.6 million.
     The Company has discussed the accounting adjustment and related restatement with the agent for the lenders under its revolving credit facility, and its revolving credit facility lenders have waived the non-compliance by the Company with, and the effects of non-compliance under, various representations and non-financial covenants affected by the accounting adjustments in connection with the restatements. Accordingly, the Company has full access to its revolving credit facility.
     The Company will include the full restated results for the three months ended March 31, 2006 in an amendment on Form 10-Q/A to the Company’s previously filed Form 10-Q for the same period. In the meantime, investors should no longer rely on the unaudited interim financial statements as originally filed on May 12, 2006 with the SEC in the Company’s Form 10-Q for the quarterly period ended March 31, 2006.
Non-GAAP Financial Measures
     This press release contains certain Non-GAAP measures (EBITDA and Adjusted EBITDA). Please refer to our Current Report on Form 8-K filed with the SEC on July 12, 2006 for a description of our use of these measures. EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
     We define EBITDA as net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization. We announced EBITDA for the three months ended March 31, 2006 and provided a reconciliation to net income for the same period in our previously issued first quarter earnings release. Set forth below is EBITDA and net income reconciliation as previously announced for the three month period ended March 31, 2006, as compared to EBITDA and net income reconciliation as restated for the same period:

EBITDA Reconciliation:

	Three Months Ended March 31, 2006
	As
	Previously
	Announced	As Restated
Net income	$9,870	$3,920
Interest expense	10,167	10,167
Income tax provision	3,117	1,067
Depreciation and amortization	18,440	18,440

EBITDA	41,594	33,594
Management agreement termination fees	—	8,000

Adjusted EBITDA	$41,594	$41,594

About H&E Equipment Services, Inc.
     H&E Equipment Services, Inc. is one of the largest integrated equipment services companies in the United States with 47 full-service facilities throughout the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations. The Company trades on the Nasdaq Stock Exchange under the symbol “HEES.” For further information regarding H&E Equipment Services, Inc., please go to www.he-equipment.com and select “Investor Relations.”
Forward-Looking Statements
     Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1933. Statements about our beliefs and expectations and statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Among the forward-looking statements included in this release are the Company’s current estimates of the effects of the restatement. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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